Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-126942 and 333-126943 on Forms S-8 of our report dated May 28, 2003, relating to the financial statements of International Transmission Company, LLC (formerly International Transmission Company), appearing in this Annual Report on Form 10-K of ITC Holdings Corp. for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 14, 2006